As filed with the Securities and Exchange Commission on June 24, 2013

Registration No. 333-145688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-145688

H. J. Heinz Company

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania		25-0542520
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

1 PPG Place, Suite 3100 Pittsburgh, Pennsylvania 15222
(Address of Principal Executive Offices)

H.J. Heinz Company Amended and Restated Global Stock Purchase Plan

(Full Title of Plan)

Dan Shaw, Esq.,

General Counsel

H.J. Heinz Company

1 PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

(800) 456-5700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of H.J. Heinz Company (the “Registrant”):

•	Registration Statement No. 333-145688 pertaining to the registration of 2,000,000 shares of Common Stock issuable under the Registrant’s Amended and Restated Global Stock Purchase Plan.

On June 7, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2013, by and among the Registrant, Hawk Acquisition Holding Corporation (“Holdco”) and Hawk Acquisition Sub, Inc., a wholly-owned indirect subsidiary of Holdco (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned indirect subsidiary of Holdco (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities that had been registered for issuance but that remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, H.J. Heinz Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 24th day of June, 2013.

H.J. Heinz Company

By:	/s/ Dan Shaw
	Name:	Dan Shaw
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.